UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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CREATIVE LEARNING CORPORATION

(Name of Registrant As Specified In Its Charter)

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SCHEDULE 14C INFORMATION STATEMENT

(Pursuant to Regulation 14C of the Securities Exchange Act of 1934 as amended)

CREATIVE LEARNING CORPORATION

14 Kings Highway

Haddonfield, NJ 08033

WE ARE NOT ASKING FOR A PROXY AND

YOU ARE REQUESTED NO TO SEND US A PROXY.

Notice of Written Consent of Shareholders in Lieu of

Special Meeting of Shareholders

This Information Statement is being furnished by Creative Learning Corporation, a Delaware Corporation (the “Company”), to the holders of record (the “Stockholders”) of the outstanding common stock, $0.0001 par value per share (the “Common Stock”) as of the close of business on March 15, 2022 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to a written consent in lieu of a meeting, dated March 10, 2022 (the “Written Consent”) of stockholders of the Company owning shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) that represent a majority of the outstanding votes of the capital stock of the Company as of the Record Date (the “Consenting Stockholders”).

The Written Consent authorized an amendment to our Certificate of Incorporation to (a) change the name of the Company to DriveItAway Holdings, Inc. (the “Name Change Amendment”), and (b) increase the number of authorized shares of Common Stock from 50,000,000 shares to 1,000,000,000 shares (the “Increase Amendment” and with the Name Change Amendment, the “Amendments”).

The Written Consent constitutes the consent of a majority of the votes at any meeting of stockholders, and is sufficient under the Delaware Corporation Law and the Company’s Certificate of Incorporation to approve the Amendments. Accordingly, the Amendments are not presently being submitted to the Company’s other Stockholders for a vote. The action by Written Consent will become effective on the date of filing of the Certificate of Amendment with the Delaware Secretary of State to effect the Amendments (the “Effective Date”).

This is not a notice of a meeting of Stockholders and no Stockholders meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing Stockholders of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C. Except as otherwise indicated by the context, references in this information statement to “Company,” “we,” “us,” or “our” are references to Creative Learning Corporation.

By Order of the Board of Directors,

/s/ John Possumato

John Possumato, Chief Executive Officer

GENERAL INFORMATION

This Information Statement is being first mailed on or about March ___, 2022, to Stockholders of the Company by the board of directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Consenting Stockholders.

Only one Information Statement is being delivered to two or more Stockholders who share an address unless we have received contrary instruction from one or more of such Stockholders. This practice known as “householding” is intended to reduce the Company’s printing and postage costs. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate Chief Executive Officer at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

RECENT ACQUISITION OF DRIVEITAWAY, INC.

On December 7, 2021, Company, DriveItAway, Inc., a Delaware corporation (“DIA”), and the existing shareholders of DIA executed an Agreement and Plan of Share Exchange (the “Share Exchange Agreement”), under which the Company agreed to acquire all of the issued and outstanding common stock of DIA by issuing one share of Series A Preferred Stock of the Company for each outstanding share of DIA common stock (the “Share Exchange”). On February 24, 2022, closing of the Share Exchange occurred.

Each share of Series A Preferred is convertible into 39.94971 shares of common stock of the Company, which entitles the holders thereof to 85% of the Company’s common stock upon a conversion of all shares of Series A Preferred, determined on a fully-diluted basis, determined as of the time of closing of the Share Exchange. In addition, each share of Series A Preferred is entitled to dividends and voting rights on an “as converted” basis with the common stockholders.

Upon closing of the Share Exchange, all of the existing members of the Company’s board of directors (the “Board”) resigned, except that Rod Whiton’s resignation will not be effective until ten days after an information statement pursuant to Rule 14f-1 is mailed to shareholders. John Possumato, Adam Potash and Paul Patrizio were appointed to the Company’s Board, provided that the appointments of Messrs. Potash and Patrizio will not be effective until ten days after an information statement pursuant to Rule 14f-1 is mailed to shareholders. Upon closing of the Share Exchange, Christopher Rego and Rod Whiton resigned as officers, and John Possumato was appointed chief executive officer and Adam Potash was appointed chief operating officer. Mike Elkin agreed to remain as chief financial officer of the Company.

DIA is the first national dealer focused mobility platform that enables car dealers to sell more vehicles in a seamless way through eCommerce, with its exclusive “Pay as You Go” app-based subscription program. DIA provides a comprehensive turn-key, solutions driven program with proprietary mobile technology and driver app, insurance coverages and training to get dealerships up and running quickly and profitably in emerging online sales opportunities. The company is planning to soon to expand its easy and transparent consumer app ‘subscription to ownership’ platform to enable entry level consumers to drive and acquire new Electric Vehicles. For further information, please see www.driveitaway.com.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE CONSENTING STOCKHOLDERS

Under the Delaware General Corporation Law, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the Amendments requires the affirmative vote or written consent of a majority of the issued and outstanding shares of capital stock. Each Common Stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the stockholders. Each Series A Preferred Stockholder is entitled to vote on an “as converted” basis, which equals 33.94971 votes per share on each matter which may properly come before the stockholders.

On the Record Date, we had 13,650,941 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share, and 2,462,982 shares of Series A Preferred Stock issued and outstanding with the holders thereof entitled to cast 33.94971 votes for each share, for a total of 97,268,456 possible votes.

On the Record Date, our board of directors (the “Board of Directors”) unanimously adopted resolutions approving the Amendments and recommended that the Stockholders approve the Amendments. In connection with the adoption of this resolution, the Board of Directors elected to seek the written consent of the holders of a majority of our outstanding Series A Preferred Stock in order to reduce associated costs and implement the proposals in a timely manner. Pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”), the Consenting Stockholders voted in favor of the Amendments in a written consent dated March 10, 2022. The Consenting Stockholders are the record or beneficial owner of 2,462,982 shares of Series A Preferred Stock and no shares of Common Stock, which represented 86% of the total votes entitled to be case at any meeting of Stockholders. No consideration was paid for the consents. The Consenting Stockholders names, affiliations with the Company and beneficial holdings are as follows:

Name of Beneficial Owner	Common Stock	Series A Preferred Stock	Total Votes	Percent of Total Votes
DriveItAway LLC (1)	—	1,028,929	34,931,837	35.9%
Minds’ Eye Innovation, Inc. (2)	—	1,000,000	33,949,706	34.9%
AEP Holdings LLC (3)	—	300,000	10,184,912	10.5%
John Possumato (4)	—	56,250	1,909,671	2.0%
Adam Potash (5)	—	77,803	2,641,389	2.7%
Total	—	2,462,982	83,617,515	86.0%

(1)	Controlled by John Possumato.

(2)	Controlled by Adam Potash.

(3)	Controlled by Paul Patrizio, director.

(4)	Mr. Possumato is the chairman and chief executive officer

(5)	Mr. Potash is a director and chief operating officer

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Amendments. The Company is not seeking written consent from any other Stockholders, and the other Stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. This Information Statement is furnished solely for the purposes of advising Stockholders of the action taken by written consent and giving Stockholders notice of such actions taken as required by the Exchange Act.

The Company will, when permissible following the expiration of the 20-day period mandated by Rule 14c-2 and the provisions of the Delaware General Corporation Law, file a Certificate of Amendment with the Delaware Secretary of State’s Office to effect the Amendments. The Amendments will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to Stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of undesignated Preferred Stock, par value $0.0001 per share, of which one series has been designated for 5,000,000 shares of Series A Convertible Preferred Stock, of which 2,462,982 shares are issued and outstanding.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our Preferred Stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is authorized and issued. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our Board, without further stockholder approval, may issue Preferred Stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board may authorize the issuance of Preferred Stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of Preferred Stock are outstanding.

The Board has authorized one series of Preferred Stock, which is known as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The Board has authorized the issuance of 5,000,000 shares of Series A Preferred Stock. The Series A Preferred Stock has the following rights and preferences:

Dividends: The Series A Preferred Stock is entitled to receive non-cumulative dividends equal to the amount of dividends that the holder of such share would have received if such share of Series A Preferred Stock were converted into shares of Common Stock immediately prior to the record date of the dividend declared on the Common Stock.

Liquidation Preference: The Series A Preferred Stock is entitled to receive, prior to any distribution to any junior class of securities, an amount equal to $0.01 per share as a liquidation preference before any distribution may be made to the holders of any junior security, including the Common Stock.

Voting Rights: Each holder of Series A Preferred Stock shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, in which event it shall have the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock would be convertible on the record date for the vote or consent of shareholders. Each holder of Series A Preferred Stock shall also be entitled to one vote per share on each submitted to a class vote of the holders of Series A Preferred Stock.

Voluntary Conversion Rights: Each share of Series A Preferred Stock is convertible into 33.94971 shares of Common Stock at the option of the holder thereof.

Mandatory Conversion Rights: The Company has the right to effect the conversion of each share of Series A Preferred Stock into 33.94971 shares of Common Stock at any time that there are less than 200,000 shares of Series A Preferred Stock outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 15, 2022, with respect to the beneficial ownership of our capital stock by (i) all of our directors, (ii) each of our executive officers named in the Summary Compensation Table, (iii) all of our directors and named executive officers as a group, and (iv) all persons known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities.

	Common Stock		Series A Preferred Stock		Total Votes
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)	Amount and Nature of Beneficial Ownership	Percent of Class (1)	Aggregate No. of Votes (1)	% of Total Votes (1)
5% Beneficial Owners
John Possumato (2) (7)	—	—	1,085,179	44.1%	36,841,508	37.9%
Adam Potash (3) (7)	—	—	1,077,803	43.8%	36,591,095	37.6%
Paul Patrizio (4) (7)	—	—	300,000	12.2%	10,184,912	10.5%
Blake Furlow 2110 N. Westgate Drive Boise, ID 83704	1,771,110	13.0%	—	—	1,771,110	1.8%
Michelle Cote (5) 1600 San Carlos St. St. Augustine, FL 32080	1,420,000	10.4%	—	—	1,420,000	1.5%
Rod Whiton (6) (7)	1,299,035	9.5%	—	—	1,299,035	1.3%
Named Executive Officers and Directors:
John Possumato (2) (7)	—	—	1,085,179	44.1%	36,841,508	37.9%
Adam Potash (3) (7)	—	—	1,077,803	43.8%	36,591,095	37.6%
Paul Patrizio (4) (7)	—	—	300,000	12.2%	10,184,912	10.5%
All Officers and Directors as a Group			2,462,982	100%	83,617,515	86.0%

(1)	Based upon 13,650,941 shares of Common Stock and 2,462,982 shares of Series A Preferred Stock which are issued and outstanding as of March 15, 2022. Each share of Series A Preferred Stock is convertible into 33.94971 shares of Common Stock. Share amounts do not include 129,809 shares of Series A Preferred Stock issuable to certain convertible noteholders of DriveItAway, Inc., a wholly owned subsidiary of the Company, that have not returned written converstion notices but have orally agreed to convert their convertible notes.

(2)	Includes 56,250 shares of Series A Preferred Stock owned by Mr. Possumato and 1,028,679 shares of Series A Preferred Stock owned by DriveItAway LLC, which is owned by Mr. Possumato, which are convertible into 37,019,788 shares of Common Stock.

(3)	Includes 77,621 shares of Series A Preferred Stock owned by Mr. Potash and 1,000,000 shares of Series A Preferred Stock owned by Minds’ Eye Innovation, Inc., which is owned by Mr. Potash, which are convertible into 36,770,423 shares of Common Stock.

(4)	Includes 300,000 shares of Series A Preferred Stock owned by AEP Holdings LLC, which is controlled by Mr. Patrizio, which are convertible into 10,236,556 shares of Common Stock.

(5)	All shares held by Cote Trading, LLC, an entity controlled by Ms. Cote.

(6)	Includes 6,067 shares held in UTMA accounts for Mr. Whiton’s children, over which Mr. Whiton has voting and dispositive power.

(7)	The address for the shareholder is c/o DriveItAway, Inc., 14 Kings Highway, Haddonfield, NJ 08033.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

Summary of Increase Amendment

On March 10, 2022, our Board of Directors and the Consenting Stockholders approved an amendment to our Certificate of Incorporation, which amends our current Certificate of Incorporation to increase our authorized shares of Common Stock from 50,000,000 shares to 1,000,000,000 shares (the “Increase Amendment”).

Purpose of Increasing the Company’s Authorized Shares of Common Stock

We presently have outstanding 13,650,941 shares of Common Stock outstanding, and we are obligated to issue an additional 1,882,793 shares pursuant to outstanding options and 83,617,515 shares upon conversion of the Series A Preferred Stock.

Furthermore, on February 24, 2022, we entered into a Securities Purchase Agreement (the “SPA”) with AJB Capital Investments, LLC (“AJB”), pursuant to which we issued AJB a Promissory Note in the principal amount of $750,000 (the “AJB Note”), a warrant to purchase 1,000,000 shares of Common Stock, and agreed to issue 4,000,000 shares of Common as an incentive fee following the conversion of all shares of Series A Preferred Stock into Common Stock. In the event a default occurs under the AJB Note, AJB may convert the amount outstanding under the AJB Note into shares of Common Stock at a discount to the market price of the Common Stock. Under the SPA, we are required to amend our Certificate of Incorporate to create sufficient authorized but unissued shares of Common stock to enable the Series A Convertible Stock to be converted into Common Stock, the conversion of the Series A Preferred Stock into Common Stock, the issuance of the incentive shares, and the possible conversion of the AJB Note into Common Stock. The failure to accomplish the amendment within sixty days of the closing of the SPA would constitute a default under the AJB Note.

As a result, we do not have sufficient authorized but unissued shares of Common Stock to comply with our obligations to our option holders, the holders of our Series A Preferred Stock, and to AJB, and as a result we are proposing to increase the number of authorized shares of Common Stock to 1,000,000,000.

Advantages and Disadvantages of Increasing Authorized Shares

There are certain advantages and disadvantages of voting for an increase in the Company’s authorized Common Stock. The advantages include:

●	The ability to raise capital by issuing Common Stock.

●	The ability to issue shares of Common Stock to pay for essential services, thereby allowing the Company to use its cash for other corporate purposes.

●	To have shares of Common Stock available to pursue business expansion opportunities, if any.

●	To have shares of Common Stock available to meet our obligations to our option holders, the holders of our Series A Preferred Stock, and to AJB.

●	To prevent us from defaulting on our obligations to AJB, which would jeopardize our ability to continue as a going concern.

The disadvantages include:

●	Dilution to the existing shareholders, including a possible decrease in our net income per share in future periods. This could cause the market price of our stock to decline.

●	The issuance of authorized but unissued Common Stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Company’s Board of Directors, at that time. A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of Common Stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

Recommendation of Company; No Vote Required

The Board of Directors has determined that it is the best interests of the Company to increase the number of authorized shares of Common Stock to 1,000,000,000 by approving the Increase Amendment. No vote of holders of outstanding shares of the Company, other than the Consenting Stockholders, is necessary for approval of the Increase Amendment. It is anticipated that the Increase Amendment will be filed of record and be effective on the 21st day after this Information Statement is first mailed to shareholders. Shareholders will have no dissenters’ or appraisal rights with respect to the Increase Amendment.

Summary of Name Change Amendment

On March 10, 2022, our Board of Directors and the Consenting Stockholders approved an amendment to our Certificate of Incorporation which would change the name of the Company to DriveItAway Holdings, Inc. (the “Name Change Amendment”).

Purpose of Changing the Name of the Company

On December 7, 2021, Company, DriveItAway, Inc., a Delaware corporation (“DIA”), and the existing shareholders of DIA executed an Agreement and Plan of Share Exchange (the “Share Exchange Agreement”), under which the Company agreed to acquire all of the issued and outstanding common stock of DIA by issuing one share of Series A Preferred Stock for each outstanding share of DIA common stock (the “Share Exchange”). On February 24, 2022, closing of the Share Exchange occurred.

DIA is the first national dealer focused mobility platform that enables car dealers to sell more vehicles in a seamless way through eCommerce, with its exclusive “Pay as You Go” app-based subscription program. DIA provides a comprehensive turn-key, solutions driven program with proprietary mobile technology and driver app, insurance coverages and training to get dealerships up and running quickly and profitably in emerging online sales opportunities. The company is planning to soon to expand its easy and transparent consumer app ‘subscription to ownership’ platform to enable entry level consumers to drive and acquire new Electric Vehicles. For further information, please see www.driveitaway.com.

On December 7, 2021, the Company entered into a Sale Agreement with StroomX, LLC (the “Purchaser”), under which the Company agreed to sell to the Purchaser all of the Company’s subsidiaries (the “Learning Subsidiaries”) involved in its learning business (the “Learning Business”), as well as any assets of the Learning Business that are not owned by the Learning Subsidiaries. In connection with the sale, the Purchaser agreed to pay the Company $150,000, in cash or stock of the Company at the Purchaser’s election, assume all liabilities of the Learning Business, and to indemnify and hold the Company harmless from any such liabilities. The Purchaser is controlled by Christopher Rego, the Company’s current Chief Executive Officer. Closing of the sale occurred on March ___, 2022.

As a result, the business focus of the Company has recently changed from being in the Learning Business to the vehicle sales technology business, and has proposed to change its name to better align with its current business operations.

Advantages and Disadvantages of Changing the Name

There are certain advantages of changing the Company’s name, including greater visibility and less confusion in the capital markets, among customers and with business partners regarding the business focus of the Company.

We do not believe that there are any disadvantages to changing the Company’s name.

Recommendation of Company; No Vote Required

The Board of Directors has determined that it is the best interests of the Company to change its name to DriveItAway Holdings, Inc. by approving the Name Change Amendment. No vote of holders of outstanding shares of the Company, other than the Consenting Stockholders, is necessary for approval of the Name Change Amendment. It is anticipated that the Name Change Amendment will be filed of record and be effective on the 21st day after this Information Statement is first mailed to shareholders. Shareholders will have no dissenters’ or appraisal rights with respect to the Name Change Amendment.